Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS SECOND QUARTER 2021 RESULTS

~ Successful Mount Holly integration contributed favorably to Q2 results

~ Acquisition of Jacob Holm will add scale and new technologies, enhancing engineered materials portfolio

CHARLOTTE, North Carolina – August 3, 2021: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported net income for the three months ended June 30, 2021 of $1.5 million, or $0.03 per diluted share, compared with a loss of $2.3 million, or a loss of $0.05 per share, in the same period a year ago. The results include the acquisition of Georgia-Pacific’s U.S. nonwovens business (“Mount Holly”) effective May 13, 2021. Adjusted earnings from continuing operations for the three months ended June 30, 2021 and 2020, were $8.0 million, or $0.18 per share, compared with $9.9 million, or $0.22 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. Consolidated net sales for the three months ended June 30, 2021 totaled $244.9 million, compared with $216.2 million for the same period in 2020. On a constant currency basis, net sales for Composite Fibers and Airlaid Materials (including Mount Holly) increased by 7.1% and 5.0%, respectively.

“Despite entering the second quarter expecting continued softer demand from customer destocking, Airlaid Materials recorded higher than expected volume growth driven by a rebound in tabletop products as in-person dining began to recover globally,” said Dante C. Parrini, Chairman and Chief Executive Officer. “The higher volumes, combined with increased production and a strong contribution from Mount Holly, propelled Glatfelter to deliver positive overall results compared to expectations.”

Mr. Parrini added, “In Composite Fibers, shipments were up slightly from the first quarter and our team continues to successfully implement the cost-related price increases we announced earlier this year. While our pricing actions only partially offset the rise in costs of raw materials, energy, and freight, we expect the benefit of our price increases to be more fully realized in the second half of 2021, further counteracting inflationary pressures in this segment. We remain disciplined in our approach toward managing costs throughout the entire supply chain while ensuring continued and timely delivery of high-quality products to our customers.”

Mr. Parrini concluded, “While we have been navigating the dynamic supply and demand environment stemming from the pandemic, our team remains committed to Glatfelter’s ongoing business transformation by making significant progress in executing our growth strategy. The newly-acquired Mount Holly facility made an immediate contribution to our Airlaid segment, and it strategically positions us to participate in the growing demand within health and hygiene categories. Of additional importance, on July 22, we announced the acquisition of Jacob Holm, a global leading manufacturer of premium quality spunlace nonwovens. This transaction will further diversify our end markets and technologies, enhance our overall innovation capabilities and add meaningful scale to the Company.”

Glatfelter Reports Second Quarter 2021 Results	page 2

Second Quarter Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended June 30
	2021		2020
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$1,410	$0.03	$(2,416)	$(0.05)
Exclude: Loss from discontinued operations, net of tax	82	—	135	—
Income (loss) from continuing operations	1,492	0.03	(2,281)	(0.05)
Adjustments (pre-tax):
Strategic initiatives	7,831		—
Corporate headquarters relocation	206		—
Restructuring charge - Metallized operations	—		5,067
Cost optimization actions	—		1,349
Pension settlement expenses, net	—		6,330
COVID-19 incremental costs	—		1,180
Asset impairment charge	—		900
Timberland sales and related costs	(1,553)		(601)
Total adjustments (pre-tax)	6,484		14,225
Income taxes (1)	(50)		(2,047)
CARES Act of 2020 tax provision (2)	90		—
Total after-tax adjustments	6,524	0.15	12,178	0.27
Adjusted earnings from continuing operations	$8,016	$0.18	$9,897	$0.22

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)

Tax impact recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.

A description of each of the adjustments presented above is included later in this release.

Composite Fibers

	Three months ended June 30
Dollars in thousands	2021	2020	Change

Tons shipped (metric)	34,471	29,032	5,439	18.7%
Net sales	$141,598	$122,137	$19,461	15.9%
Operating income	11,063	11,487	(424)	(3.7)%
Operating margin	7.8%	9.4%

Composite Fibers’ net sales increased $19.5 million or 15.9% in the second quarter of 2021, compared to the year-ago quarter, mainly driven by a 95% increase in our wallcover sales from the trough of the pandemic in 2020 and favorable currency translation of $10.7 million. Overall shipments, excluding metallized which was restructured in the second quarter of 2020, were up 26% versus the second quarter of 2020.

Composite Fibers’ operating income of $11.1 million was $0.4 million lower compared to the second quarter of 2020. Raw material and energy prices were $6.0 million higher than the same period last year and partly offset by approximately $2.0 million of price increases. In addition, higher sales volume for wallcover, electrical, and coffee products, combined with increased production to meet customer demand, fully offset input price inflation. The impact of currency and related hedging activity negatively impacted earnings by $0.6 million.

Glatfelter Reports Second Quarter 2021 Results	page 3

Airlaid Materials

	Three months ended June 30
Dollars in thousands	2021	2020	Change

Tons shipped (metric)	34,315	33,277	1,038	3.1%
Net sales	$103,313	$94,046	$9,267	9.9%
Operating income	8,431	12,292	(3,861)	(31.4)%
Operating margin	8.2%	13.1%

Airlaid Materials’ net sales increased $9.3 million in the year-over-year comparison, including six weeks of sales from Mount Holly. Shipments were 3.1% higher driven by Mount Holly as well as a significant increase in tabletop demand as in-person dining began to recover globally. These increases were partially offset by lower shipments in the hygiene and wipes categories related to customer destocking from elevated inventory levels maintained during the pandemic. Currency translation was $4.6 million favorable.

Airlaid Materials’ second quarter 2021 operating income of $8.4 million was $3.9 million lower when compared to the second quarter of 2020. Higher shipments were more than offset by unfavorable mix negatively impacting earnings by $0.9 million while operations were $1.9 million unfavorable driven by lower production to adjust to customer demand and manage inventory levels. Selling price increases due to raw material pass-through provisions were more than offset by higher raw material and energy prices, reducing earnings by net $0.8 million. The impact of currency and related hedging activity further negatively impacted earnings by $0.3 million.

Other Financial Information

The amount of “Other and Unallocated” operating expense in the table of Segment Financial Information totaled $11.4 million in the second quarter of 2021 compared with $14.7 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the second quarter of 2021 decreased $1.9 million compared to the second quarter of 2020.

In the second quarter of 2021, income from continuing operations totaled $5.5 million and income tax expense totaled $4.0 million. On adjusted pre-tax income of $12.0 million, income tax expense was $4.0 million in the second quarter of 2021. The comparable amounts in the same quarter of 2020 were $14.5 million and $4.6 million, respectively. The effective tax rate on adjusted earnings was 33% in the second quarter of 2021.

Year-to-Date Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Six months ended June 30
	2021		2020
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$9,804	$0.22	$4,990	$0.11
Exclude: Loss from discontinued operations, net of tax	82	—	135	0.01
Income from continuing operations	9,886	0.22	5,125	0.12
Adjustments (pre-tax)
Strategic initiatives	8,434		—
Corporate headquarters relocation	361		—
Restructuring charge - Metallized operations	—		11,054
Cost optimization actions	—		3,097
Pension settlement expenses, net	—		6,403
COVID-19 incremental costs	—		1,180
Asset impairment charge	—		900
Timberland sales and related costs	(2,403)		(601)
Total adjustments (pre-tax)	6,392		22,033
Income taxes (1)	31		(3,882)
CARES Act of 2020 tax provision (benefit) (2)	183		(2,569)
Total after-tax adjustments	6,606	0.14	15,582	0.34
Adjusted earnings from continuing operations	$16,492	$0.37	$20,707	$0.46

Glatfelter Reports Second Quarter 2021 Results	page 4

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)

Tax impact recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.

A description of each of the adjustments presented above is included later in this release.

Balance Sheet and Other Information

Cash and cash equivalents totaled $84.2 million as of June 30, 2021, and net debt was $397.2 million compared with $213.9 million at the end of 2020. Net leverage increased to 3.1 times at June 30, 2021 versus 1.8 times at December 31, 2020. (Refer to the calculation of this measure provided in the tables at the end of this release).

Effective May 13, 2021, we completed our previously announced acquisition of Georgia-Pacific’s U.S. nonwovens business which consists of an airlaid manufacturing operation in Mount Holly, North Carolina, along with a nonwovens product development operation and associated employees in Memphis, Tennessee. The purchase price totaled $175 million, subject to customary purchase price adjustments. We financed the acquisition through a combination of cash-on-hand and $160 million of borrowings under our existing revolving credit facility.

Capital expenditures during the six months of 2021 and 2020 totaled $11.2 million and $12.0 million, respectively. Adjusted free cash flow for the first six months of 2021 was $(4.8) million compared with $1.6 million in the same period of 2020. (Refer to the calculation of measure provided in the tables at the end of this release).

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its second quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2021 Earnings Release Conference Call

When:	Tuesday, August 3, 2021, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	4388692

Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/

Rebroadcast Dates:	August 3, 2021, 2:00 p.m. through August 17, 12:00 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	4388692

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Second Quarter 2021 Results	page 5

Glatfelter Corporation and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended June 30		Six months ended June 30
In thousands, except per share	2021	2020	2021	2020

Net sales	$244,911	$216,183	$470,585	$447,743
Costs of products sold	209,357	184,120	395,735	378,878
Gross profit	35,554	32,063	74,850	68,865
Selling, general and administrative expenses	28,984	23,551	51,811	48,072
Gains on dispositions of plant, equipment and timberlands, net	(1,553)	(597)	(2,403)	(597)
Operating income	8,123	9,109	25,442	21,390
Non-operating income (expense)
Interest expense	(1,772)	(1,759)	(3,303)	(3,537)
Interest income	11	87	31	351
Pension settlement expenses, net	—	(6,330)	—	(6,403)
Other, net	(849)	(835)	(1,073)	(1,515)
Total non-operating expense	(2,610)	(8,837)	(4,345)	(11,104)
Income from continuing operations before income taxes	5,513	272	21,097	10,286
Income tax provision	4,021	2,553	11,211	5,161
Income (loss) from continuing operations	1,492	(2,281)	9,886	5,125

Discontinued operations:
Loss before income taxes	(82)	(135)	(82)	(135)
Income tax provision	—	—	—	—
Loss from discontinued operations	(82)	(135)	(82)	(135)
Net income (loss)	$1,410	$(2,416)	$9,804	$4,990

Basic earnings per share
Income (loss) from continuing operations	$0.03	$(0.05)	$0.22	$0.12
Loss from discontinued operations	—	—	—	(0.01)
Basic earnings per share	$0.03	$(0.05)	$0.22	$0.11

Diluted earnings per share
Income (loss) from continuing operations	$0.03	$(0.05)	$0.22	$0.12
Loss from discontinued operations	—	—	—	(0.01)
Diluted earnings per share	$0.03	$(0.05)	$0.22	$0.11

Cash dividend declared per common share	$0.14	$0.135	$0.275	$0.265

Weighted average shares outstanding
Basic	44,563	44,343	44,507	44,309
Diluted	44,872	44,343	44,865	44,541

Glatfelter Reports Second Quarter 2021 Results	page 6

Segment Financial Information

(unaudited)

Three months ended June 30
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Net sales	$141,598	$122,137	$103,313	$94,046	$—	$—	$244,911	$216,183
Costs of products sold	119,334	100,387	90,138	77,581	(115)	6,152	209,357	184,120
Gross profit (loss)	22,264	21,750	13,175	16,465	115	(6,152)	35,554	32,063
SG&A	11,201	10,263	4,744	4,173	13,039	9,115	28,984	23,551
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(1,553)	(597)	(1,553)	(597)
Total operating income (loss)	11,063	11,487	8,431	12,292	(11,371)	(14,670)	8,123	9,109
Non operating expense	—	—	—	—	(2,610)	(8,837)	(2,610)	(8,837)
Income (loss) before income taxes	$11,063	$11,487	$8,431	$12,292	$(13,981)	$(23,507)	$5,513	$272

Supplementary Data
Metric tons sold	34,471	29,032	34,315	33,277	—	—	68,786	62,309
Depreciation, depletion and amortization ($ in thousands) (1)	$7,000	$6,431	$6,767	$5,473	$966	$2,302	$14,733	$14,206
Capital expenditures	2,882	2,105	1,297	1,712	1,653	1,180	5,832	4,997

Six months ended June 30
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Net sales	$282,847	$254,848	$187,738	$192,895	$—	$—	$470,585	$447,743
Costs of products sold	233,601	207,372	162,723	159,827	(589)	11,679	395,735	378,878
Gross profit (loss)	49,246	47,476	25,015	33,068	589	(11,679)	74,850	68,865
SG&A	22,118	20,887	9,387	8,754	20,306	18,431	51,811	48,072
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(2,403)	(597)	(2,403)	(597)
Total operating income (loss)	27,128	26,589	15,628	24,314	(17,314)	(29,513)	25,442	21,390
Non operating expense	—	—	—	—	(4,345)	(11,104)	(4,345)	(11,104)
Income (loss) before income taxes	$27,128	$26,589	$15,628	$24,314	$(21,659)	$(40,617)	$21,097	$10,286

Supplementary Data
Metric tons sold	68,611	65,015	63,179	68,316	—	—	131,790	133,331
Depreciation, depletion and amortization ($ in thousands) (1)	$13,981	$12,897	$12,615	$10,924	$1,870	$5,787	$28,466	$29,608
Capital expenditures	5,655	6,061	3,036	3,815	2,520	2,135	11,211	12,011

(1)	The amount presented in 2020 in the Other and unallocated column includes accelerated depreciation incurred in connection with the restructuring of Composite Fibers’ Metallized operations.

Selected Financial Information

(unaudited)

	Six months ended June 30
In thousands	2021	2020

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$1,365	$(912)
Investing activities	(181,136)	(11,448)
Financing activities	165,138	(23,175)

Depreciation, depletion and amortization	28,466	29,608
Capital expenditures	11,211	12,011

	June 30	December 31
	2021	2020
Balance Sheet Data
Cash and cash equivalents	$84,164	$99,581
Total assets	1,460,090	1,286,881
Total debt	481,412	313,521
Shareholders’ equity	571,245	577,932

Glatfelter Reports Second Quarter 2021 Results	page 7

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers and airlaid materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:

•

Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and related integrations.

•

Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.

•

Restructuring charge – Metallized operations. This adjustment represents charges incurred in 2020 in connection with the decision to restructure a portion of the Composite Fibers segment, primarily consisting of the consolidation of our metallizing operation from Gernsbach, Germany to Caerphilly, UK.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, including costs related to the organizational change to a functional operating model. The costs are primarily related to executive separations, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.

•

COVID-19 incremental costs. This adjustment represents incremental cash costs incurred directly related to the COVID-19 pandemic such as mill employee incentive payments, enhanced hygiene protocols, safety and supplies, and professional fees primarily associated with the CARES Act benefit.

•

Asset Impairment Charge. This adjustment represents a non-cash charge recorded to reduce the carrying amount of a tradename intangible asset of the Dresden wallcover business due to the impact of the COVID-19 pandemic on the underlying forecasted revenue stream.

•

Pension settlement expenses, net. This adjustment reflects professional fees recorded in connection with the Company’s termination of its qualified pension plan and the related actions to settle all obligations to the plan’s participants. Since the pension plan was fully funded, the settlement of pension obligations did not require the use of the Company’s cash, but instead was accomplished with plan assets.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.

•

Coronavirus Aid, Relief, and Economic Security (CARES) Act 2020. This adjustment reflects taxes recorded as a result of the March 27, 2020 change in U.S. tax law which, among others, allows net operating losses to be carried back five years.

Glatfelter Reports Second Quarter 2021 Results	page 8

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Six months ended June 30
In thousands	2021	2020

Cash from operations	$1,365	$(912)
Capital expenditures	(11,211)	(12,011)
Free cash flow	(9,846)	(12,923)
Adjustments:
Cost optimization actions	1,640	2,261
Strategic initiatives	1,573	—
Restructuring charge - Metallized operations	1,252	4,341
Corporate headquarters relocation	784	54
Fox River environmental matter	775	2,158
Pension settlement	—	6,330
COVID-19 incremental costs	—	1,180
Tax refunds on adjustments to adjusted earnings	(976)	(1,833)
Adjusted free cash flow	$(4,798)	$1,568

Net Debt	June 30	December 31
In thousands	2021	2020

Current portion of long-term debt	$24,267	$25,057
Short-term debt	11,884	—
Long term debt	445,261	288,464
Total	481,412	313,521
Less: Cash	(84,164)	(99,581)
Net Debt	$397,248	$213,940

Glatfelter Reports Second Quarter 2021 Results	page 9

EBITDA	Trailing twelve months ended June 30	Year ended December 31
In thousands	2021	2020

Net income	$26,112	$21,298
Exclude: Income from discontinued operations, net of tax	(568)	(515)
Add back: Taxes on Continuing operations	17,626	11,576
Depreciation and amortization	55,458	56,600
Interest expense, net	6,709	6,623
EBITDA	105,337	95,582
Pro forma - Mount Holly (1)	10,368
Adjustments:
Strategic initiatives	10,001	1,567
Cost optimization actions	2,882	5,979
COVID-19 incremental costs	1,535	2,715
Corporate headquarters relocation	1,232	871
Restructuring charge - Metallized operations	57	7,211
Asset impairment charge	—	900
Pension settlement expenses, net	(249)	6,154
Timberland sales and related costs	(3,184)	(1,382)
Adjusted EBITDA	$127,979	$119,597

(1)	Gives effect to historical Mount Holly EBITDA prior to the May 13, 2021 acquisition date.

Leverage	June 30		December 31
In thousands	2021		2020

Net Debt	$397,248		$213,940
Divided by Adjusted EBITDA	127,979		119,597
Net leverage	3.1	x	1.8	x

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to, the impacts of the COVID-19 pandemic, changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $1 billion with customers in over 100 countries and approximately 2,550 employees worldwide. Operations include twelve manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom, and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.